Exhibit 99.1

NEWS Contact: Jeffrey Schnell Vice President, Investor Relations investor@quakerhoughton.com T. 1.610.832.4087

For Release: Immediate
QUAKER HOUGHTON ANNOUNCES FOURTH QUARTER AND FULL YEAR 2023 RESULTS
•Q4’23 net sales of $467.1 million, net income of $20.2 million and earnings per diluted share of $1.12
•Q4’23 non-GAAP net income of $31.9 million and non-GAAP earnings per diluted share of $1.78
•Delivered adjusted EBITDA of $77.0 million in Q4’23, a 13% year-over-year increase
•Full year net sales of $1.95 billion, net income of $112.7 million and earnings per diluted share of $6.26
•Full year non-GAAP net income of $137.6 million and non-GAAP earnings per diluted share of $7.65
•Delivered record full year adjusted EBITDA of $320.4 million and operating cash flow of $279.0 million
•Board of Directors approved a new share repurchase program of up to $150 million of its common stock

February 29, 2024
CONSHOHOCKEN, PA – Quaker Houghton (“the Company”) (NYSE: KWR), the global leader in industrial process fluids, today announced its fourth quarter and full year 2023 results.

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in thousands, except per share data)	2023	2022	2023	2022
Net sales	$467,109	$484,808	$1,953,313	$1,943,585
Net income (loss) attributable to Quaker Chemical Corporation	20,198	(75,957)	112,748	(15,931)
Net income (loss) attributable to Quaker Chemical Corporation common shareholders – diluted	1.12	(4.24)	6.26	(0.89)
Non-GAAP net income *	31,949	25,001	137,643	105,320
Non-GAAP earnings per diluted share *	1.78	1.39	7.65	5.87
Adjusted EBITDA *	76,964	67,923	320,379	257,150
*Refer to the Non-GAAP Measures and Reconciliations section below for additional information.
Fourth Quarter 2023 Consolidated Results
Net sales in the fourth quarter of 2023 were $467.1 million, a decrease of 4% compared to $484.8 million in the fourth quarter of 2022. This result was primarily due to a decrease in selling price and product mix of approximately 4% and a decrease in sales volumes of approximately 1%, partially offset by a 1% favorable impact from foreign currency translation. The decrease in selling price and product mix was primarily attributable to index-based contracts as well as product mix which more than offset continued targeted price actions. The decline in sales volumes was primarily attributable to a continuation of softer market conditions that have persisted throughout the year, the direct and indirect impacts of the United Auto Workers (“UAW”) strike and customer order patterns, partially offset by new business wins in all segments.
The Company reported net income in the fourth quarter of 2023 of $20.2 million, or $1.12 per diluted share, compared to a net loss of $76.0 million or $4.24 per diluted share in the fourth quarter of 2022. As described in further detail in the Non-GAAP section below, excluding non-recurring and non-core items in each period, the Company’s fourth quarter of 2023 non-GAAP net income and earnings per diluted share were $31.9 million and $1.78 respectively compared to $25.0 million and $1.39 respectively in the prior year period. The Company generated adjusted EBITDA of $77.0 million in the fourth quarter of 2023, an increase of approximately 13% compared to $67.9 million in the fourth quarter of 2022, primarily reflecting an improvement in gross margins compared to the prior year period.
Andy Tometich, Chief Executive Officer and President, commented, “Quaker Houghton delivered solid fourth quarter results capping off a strong 2023. We generated record net sales and earnings in 2023, reflecting the considerable improvement in the profitability of our business while managing through a challenging market environment. These results, and our focus on working capital improvements, also led to record operating cash flow, which further strengthened our financial position. I am confident in our strategy and our ability to continue to outperform our markets, and we have the right team to further unlock our potential.

Looking ahead, we expect current market conditions to persist through the first half of 2024. We are encouraged by the progress we have made advancing our enterprise strategy, earning new business with our valued customers, and positioning the Company to deliver long-term profitable growth. We expect to benefit from these ongoing actions in 2024 and deliver another year of earnings growth. Additionally, our balance sheet and cash generation capabilities are strong and we remain committed to our capital allocation priorities which are aimed at enhancing shareholder value.”
Fourth Quarter and Full Year 2023 Segment Results
The Company’s fourth quarter and full year 2023 operating performance of each of its three reportable segments: (i) Americas; (ii) EMEA; and (iii) Asia/Pacific are further described below.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net Sales *
Americas	$226,564	$243,937	$977,095	$946,516
EMEA	135,745	135,769	571,347	562,508
Asia/Pacific	104,800	105,102	404,871	434,561
Total net sales	$467,109	$484,808	$1,953,313	$1,943,585
Segment operating earnings *
Americas	$61,756	$59,547	$266,036	$223,629
EMEA	23,735	17,562	104,811	76,364
Asia/Pacific	31,854	29,696	118,458	105,842
Total segment operating earnings	$117,345	$106,805	$489,305	$405,835
*Refer to the Segment Measures and Reconciliations section below for additional information.
Net sales in the Americas segment declined in the fourth quarter of 2023 compared to same quarter in 2022 reflecting a decrease in sales volumes and selling price and product mix, partially offset by a favorable impact of foreign currency translation. Fourth quarter net sales in the EMEA segment were consistent with the same quarter in 2022 as an increase in sales volumes and a favorable impact of foreign currency translation were offset by a decline in selling price and product mix. Fourth quarter net sales in the Asia/Pacific segment were consistent with the same quarter in 2022 as a result of an increase in sales volumes which offset a decline in selling price and product mix and an unfavorable impact of foreign currency translation.
The decline in selling price and product mix in the fourth quarter of 2023 compared to the prior year period in all segments primarily reflects index-based contracts and product mix, and partially offset by targeted pricing actions. Selling price and product mix increased in all segments for the full year 2023 compared to 2022. The decline in sales volumes in the Americas reflects softer industrial activity as well as the direct and indirect impacts of the UAW strike and customer order patterns. Sales volumes increased in the EMEA and Asia/Pacific segments despite soft industrial activity, primarily resulting from new business wins.
Compared to the third quarter of 2023, total company sales decreased approximately 5% due to a decline in sales volumes of approximately 3%, as well as a 1% decline in selling price and product mix and an unfavorable impact of foreign currency translation of 1%. Net sales decreased in the Americas segment reflecting seasonally lower activity as well as the direct and indirect impacts from the UAW strike and customer order patterns. Selling price and product mix was consistent with the prior quarter. Net sales in the EMEA segment declined in the fourth quarter compared to the prior quarter as an increase in sales volumes was more than offset by a decline in selling price and product mix and an unfavorable impact of foreign currency translation. Net sales in the Asia/Pacific segment were consistent with the prior quarter as a slight increase in sales volumes was offset by a slight decrease in selling price and product mix and an unfavorable impact of foreign currency translation.
Operating earnings increased in all three segments in the fourth quarter of 2023 compared to the prior year as well as for the full year 2023. This was primarily driven by an improvement in operating margins in all segments, consistent with the Company’s ongoing margin improvement initiatives.
Cash Flow and Liquidity Highlights
The Company generated an additional $79.6 million of net operating cash flow in the fourth quarter of 2023. For the full year 2023, the Company generated net operating cash flow of $279.0 million, compared to net operating cash flow of $41.8 million in 2022. The $237.2 million improvement in net operating cash flow primarily reflects an improvement in operating performance and working capital management in 2023 compared to 2022.
As of December 31, 2023, the Company’s total gross debt was $755.6 million, compared to $933.6 million at the end of 2022, and its cash and cash equivalents was $194.5 million. As of December 31, 2023, the Company’s net debt was approximately $561.1 million, and its net debt divided by its trailing twelve months adjusted EBITDA was approximately 1.8x.

During February 2024, the Company acquired I.K.V. Tribologie IKVT and its subsidiaries (“IKVT”) for approximately 27.0 million EUR, or $29.1 million, subject to routine and customary post-closing adjustments related to working capital and net indebtedness levels. IKVT will be part of the Company’s EMEA segment and specializes in high-performance lubricants and greases that are primarily used in the automotive, aerospace, electronics, and other industrial markets.
Share Repurchase Program
On February 28, 2024, the Company’s Board of Directors (the “Board”) approved a new share repurchase program (“2024 Share Repurchase Program”), authorizing the Company to repurchase up to an aggregate of $150 million of the Company’s outstanding common stock. The 2024 Share Repurchase Program is effective immediately and has no expiration date. In connection with the 2024 Share Repurchase Program, the Company’s previous share repurchase program was terminated.
Non-GAAP Measures and Reconciliations
The information included in this press release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per diluted share. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are indicative of future operating performance of the Company, and facilitate a comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not indicative of future operating performance or not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP. In addition, our definitions of EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per share as discussed and reconciled below to the more comparable GAAP measures, may not be comparable to similarly named measures reported by other companies.
The Company presents EBITDA which is calculated as net income attributable to the Company before depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies. The Company also presents adjusted EBITDA which is calculated as EBITDA plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income which is calculated as operating income (loss) plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. Adjusted EBITDA margin and non-GAAP operating margin are calculated as the percentage of adjusted EBITDA and non-GAAP operating income to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by investors, analysts, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.
Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, net, and taxes on income (loss) before equity in net income of associated companies, in each case adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by investors, analysts, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.
As it relates to future projections for the Company as well as other forward-looking information described further above, the Company has not provided guidance for comparable GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.
The Company’s reference to trailing twelve months adjusted EBITDA within this press release refers to the twelve month period ended December 31, 2023 adjusted EBITDA of $320.4 million, as presented in the non-GAAP reconciliations below.

Certain of the prior period non-GAAP financial measures presented in the following tables have been adjusted to conform with current period presentation. The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

	Three Months Ended December 31,		Twelve Months Ended December 31,
Non-GAAP Operating Income and Margin Reconciliations:	2023	2022	2023	2022
Operating income (loss)	$48,253	$(53,611)	$214,495	$52,304
Combination, integration and other acquisition-related expenses (a)	—	821	—	8,812
Restructuring and related charges, net	1,554	3,733	7,588	3,163
Strategic planning expenses	945	3,701	4,704	14,446
Russia-Ukraine conflict related expenses	—	304	—	2,487
Impairment charges	—	93,000	—	93,000
Other charges	132	1,036	987	3,679
Non-GAAP operating income	$50,884	$48,984	$227,774	$177,891
Non-GAAP operating margin (%)	10.9%	10.1%	11.7%	9.2%

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP Net Income Reconciliations:	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net income (loss) attributable to Quaker Chemical Corporation	$20,198	$(75,957)	$112,748	$(15,931)
Depreciation and amortization (a)(b)	20,809	20,023	83,020	81,514
Interest expense, net	11,955	12,351	50,699	32,579
Taxes on income before equity in net income of associated companies (c)	18,629	10,500	55,585	24,925
EBITDA	71,591	(33,083)	302,052	123,087
Equity (income) loss in a captive insurance company	(1,342)	(772)	(2,090)	1,427
Combination, integration and other acquisition-related expenses (credits) (a)	—	602	(475)	10,990
Restructuring and related charges, net	1,554	3,733	7,588	3,163
Strategic planning expenses	945	3,701	4,704	14,446
Facility remediation recoveries, net	(1,127)	(700)	(2,141)	(1,804)
Impairment charges	—	93,000	—	93,000
Currency conversion impacts of hyper-inflationary economies	4,980	401	7,849	1,617
Russia-Ukraine conflict related expenses	—	304	—	2,487
Loss on extinguishment of debt	—	—	—	6,763
Other charges	363	737	2,892	1,974
Adjusted EBITDA	$76,964	$67,923	$320,379	$257,150
Adjusted EBITDA margin (%)	16.5%	14.0%	16.4%	13.2%

Adjusted EBITDA	$76,964	$67,923	$320,379	$257,150
Less: Depreciation and amortization - adjusted (a)(b)	20,809	20,023	83,020	81,514
Less: Interest expense, net	11,955	12,351	50,699	32,579
Less: Taxes on income before equity in net income of associated companies - adjusted (c)	12,251	10,548	49,017	37,737
Non-GAAP net income	$31,949	$25,001	$137,643	$105,320

	Three Months Ended December 31,		Twelve Months Ended December 31,
Non-GAAP Earnings per Diluted Share Reconciliations:	2023	2022	2023	2022
GAAP earnings (loss) per diluted share attributable to Quaker Chemical Corporation common shareholders	$1.12	$(4.24)	$6.26	$(0.89)
Equity (income) loss in a captive insurance company per diluted share	(0.08)	(0.04)	(0.12)	0.08
Combination, integration and other acquisition-related expenses (credits) per diluted share (a)	—	0.02	(0.03)	0.49
Restructuring and related charges, net per diluted share	0.07	0.15	0.32	0.13
Strategic planning expenses per diluted share	0.04	0.17	0.21	0.63
Facility remediation recoveries, net per diluted share	(0.04)	(0.03)	(0.09)	(0.08)
Impairment charges per diluted share	—	5.19	—	5.19
Currency conversion impacts of hyper-inflationary economies per diluted share	0.28	0.02	0.44	0.09
Russia-Ukraine conflict related expenses per diluted share	—	—	—	0.12
Loss on extinguishment of debt per diluted share	—	—	—	0.29
Other charges per diluted share	0.01	0.03	0.12	0.08
Impact of certain discrete tax items per diluted share (d)	0.38	0.11	0.54	(0.26)
Non-GAAP earnings per diluted share	$1.78	$1.39	$7.65	$5.87
(a)Combination, integration and other acquisition-related expenses (credits) in 2022 included certain legal, financial, and other advisory and consultant costs incurred in connection with the Combination integration activities. These amounts also include expense associated with the Company's other recent acquisitions, including certain legal, financial, and other advisory and consultant costs incurred in connection with due diligence. During the twelve months ended December 31, 2023 and 2022, the Company recorded income of $0.5 million and expenses of $2.4 million, respectively, related to indemnification assets. During the three and twelve months ended December 31, 2022, the Company recognized a gain of $0.2 million associated with the sale of certain held-for-sale real property assets which was the result of the Company’s manufacturing footprint integration plan. These amounts were recorded within Other expense, net and therefore are included in the caption “Combination, integration and other acquisition-related expenses (credits)” in the reconciliation of Net income (loss) attributable to Quaker Chemical Corporation to Adjusted EBITDA and GAAP earnings (loss) per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share, however it is excluded in the reconciliation of Operating income to Non-GAAP operating income.
(b)Depreciation and amortization for both the three and twelve months ended December 31, 2023 and the three and twelve months ended December 31, 2022 included $0.2 million and $1.0 million, respectively, of amortization expense recorded within equity in net income of associated companies in the Consolidated Statement of Operations, which is attributable to the amortization of the fair value step up for the Company’s 50% interest in a Houghton joint venture in Korea as a result of required purchase accounting.
(c)Taxes on income before equity in net income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of Net income (loss) attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. This caption also includes the impact of specific tax charges and benefits in the three and twelve months ended December 31, 2023 and 2022, which the Company does not consider core or indicative of future performance.
(d)The impacts of certain discrete tax items include certain impacts of tax law changes, valuation allowance adjustments, uncertain tax positions and prior year true-ups, and the impact on certain intercompany asset transfers. For 2023 the impacts also include $6.7 million of withholding taxes for the repatriation of non-U.S. earnings. The Company does not believe these items are core or indicative of future performance and has adjusted them as a Non-GAAP measure.
Segment Measures and Reconciliations
The Company’s operating segments, which are consistent with its reportable segments, reflect the structure of the Company’s internal organization, the method by which the Company’s resources are allocated and the manner by which the chief operating decision maker assesses the Company’s performance. The reportable segments presented in this Annual Report reflect the business structure the Company operated with during the periods presented, which was three reportable segments: (i) Americas; (ii) EMEA; and (iii) Asia/Pacific.

During the first quarter of 2023, the Company reorganized its executive management team to align with its new business structure. The Company’s new structure includes three reportable segments: (i) Americas; (ii) EMEA; and (iii) Asia/Pacific. Prior to the Company’s reorganization, the Company’s historical reportable segments were: (i) Americas; (ii) EMEA; (iii) Asia/Pacific; and (iv) Global Specialty Businesses. Prior period information has been recast to align with the Company’s business structure as of January 1, 2023, including reportable segments and customer industry disaggregation. As a result of the Company’s new organizational structure effective January 1, 2023, the Company reallocated goodwill previously held by the former Global Specialty Businesses segment to the remaining business segments as of January 1, 2023. However, the Company did not recast the carrying amount of goodwill for the year ended December 31, 2022.
The following table presents information about the performance of the Company’s reportable segments (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net Sales
Americas	$226,564	$243,937	$977,095	$946,516
EMEA	135,745	135,769	571,347	562,508
Asia/Pacific	104,800	105,102	404,871	434,561
Total net sales	$467,109	$484,808	$1,953,313	$1,943,585
Segment operating earnings
Americas	$61,756	$59,547	$266,036	$223,629
EMEA	23,735	17,562	104,811	76,364
Asia/Pacific	31,854	29,696	118,458	105,842
Total segment operating earnings	117,345	106,805	489,305	405,835
Combination, integration and other acquisition-related expenses	—	(787)	—	(8,779)
Restructuring and related charges, net	(1,554)	(3,767)	(7,588)	(3,163)
Impairment charges	—	(93,000)	—	(93,000)
Non-operating and administrative expenses	(52,397)	(47,947)	(206,398)	(187,841)
Depreciation of corporate assets and amortization	(15,141)	(14,931)	(60,824)	(60,748)
Operating income (loss)	48,253	(53,627)	214,495	52,304
Other (expense) income, net	(2,114)	(2,087)	(10,672)	(12,607)
Interest expense, net	(11,955)	(12,351)	(50,699)	(32,579)
Income (loss) before taxes and equity in net income of associated companies	$34,184	$(68,065)	$153,124	$7,118

Forward-Looking Statements
This press release contains “forward-looking statements” that fall under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Act of 1933, as amended. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on assumptions, projections and expectations about future events that we believe are reasonable based on currently available information,, including statements regarding the potential effects of the conflicts in Ukraine and the Middle East; inflation and global supply chain constraints on the Company’s business, results of operations, and financial condition; our expectation that we will maintain sufficient liquidity and remain in compliance with the terms of the Company’s credit facility; expectations about future demand and raw material costs; and statements regarding the impact of increased raw material costs and pricing initiatives. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, which may differ materially from our actual results, including but not limited to the potential benefits of acquisitions and divestitures, the impacts on our business as a result of global supply chain constraints, and our current and future results and plans and statements that include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “outlook, “target”, “possible”, “potential”, “plan” or similar expressions. A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production slowdowns and shutdowns, including as is currently being experienced by many automotive industry companies as a result of supply chain disruptions. Other major risks and uncertainties include, but are not limited to inflationary pressures, including the potential for continued significant increases in raw material costs; supply chain disruptions; customer financial instability; rising interest rates and the possibility of economic recession; economic and political disruptions, including the impacts of the military conflicts between Russia and Ukraine and between Israel and Hamas; tariffs, trade restrictions, and the economic and other sanctions imposed by other nations on Russia and/or other government organizations; suspensions of activities in Russia by many multinational companies and the potential expansion of military activity; foreign currency fluctuations; significant changes in applicable tax rates and regulations; future terrorist attacks and other acts of violence; the impacts of consolidation in our industry, including loss or consolidation of a major customer; and the potential occurrence of cyber-security breaches, cyber-security attacks and other security incidents. Furthermore, the Company is subject to the same business cycles as those experienced by our customers in the steel, automobile, aircraft, industrial equipment, aluminum and durable goods industries. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control. These risks, uncertainties, and possible inaccurate assumptions relevant to our business could cause our actual results to differ materially from expected and historical results. All forward-looking statements included in this press release, including expectations about business conditions during 2023 and future periods, are based upon information available to the Company as of the date of this press release, which may change. Therefore, we caution you not to place undue reliance on our forward-looking statements. For more information regarding these risks and uncertainties as well as certain additional risks that we face, refer to the Risk Factors section, which appears in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023, and in subsequent reports filed from time to time with the Securities and Exchange Commission. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.
Conference Call
As previously announced, the Company’s investor conference call to discuss its fourth quarter and full year 2023 performance is scheduled for Friday, March 1, 2024 at 8:30 a.m. ET. A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.
About Quaker Houghton
Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, container, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,400 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

QUAKER CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net sales	$467,109	$484,808	$1,953,313	$1,943,585
Cost of goods sold	295,953	328,538	1,247,669	1,330,931
Gross profit	171,156	156,270	705,644	612,654
Selling, general and administrative expenses	121,349	112,327	483,561	455,408
Impairment charges	—	93,000	—	93,000
Restructuring and related charges, net	1,554	3,767	7,588	3,163
Combination, integration and other acquisition-related expenses	—	787	—	8,779
Operating income (loss)	48,253	(53,611)	214,495	52,304
Other expense, net	(2,114)	(2,087)	(10,672)	(12,607)
Interest expense, net	(11,955)	(12,351)	(50,699)	(32,579)
Income (loss) before taxes and equity in net income of associated companies	34,184	(68,049)	153,124	7,118
Taxes on income (loss) before equity in net income of associated companies	18,629	10,500	55,585	24,925
Income (loss) before equity in net income of associated companies	15,555	(78,549)	97,539	(17,807)
Equity in net income of associated companies	4,673	2,607	15,333	1,965
Net income (loss)	20,228	(75,942)	112,872	(15,842)
Less: Net income attributable to noncontrolling interest	30	15	124	89
Net income (loss) attributable to Quaker Chemical Corporation	$20,198	$(75,957)	$112,748	$(15,931)

Per share data:
Net income (loss) attributable to Quaker Chemical Corporation common shareholders – basic	$1.12	$(4.24)	$6.27	$(0.89)
Net income (loss) attributable to Quaker Chemical Corporation common shareholders – diluted	$1.12	$(4.24)	$6.26	$(0.89)
Basic weighted average common shares outstanding	17,901,225	17,857,840	17,892,461	17,841,487
Diluted weighted average common shares outstanding	17,921,070	17,869,452	17,914,809	17,856,492

QUAKER CHEMICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in thousands, except par value)

	December 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$194,527	$180,963
Accounts receivable, net	444,950	472,888
Inventories, net	233,857	284,848
Prepaid expenses and other current assets	54,555	55,438
Total current assets	927,889	994,137

Property, plant and equipment, net	207,811	198,595
Right of use lease assets	38,614	43,766
Goodwill	512,518	515,008
Other intangible assets, net	896,721	942,925
Investments in associated companies	101,151	88,234
Deferred tax assets	10,737	11,218
Other non-current assets	18,770	27,739
Total assets	$2,714,211	$2,821,622

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$23,444	$19,245
Accounts payable	184,813	193,983
Dividends payable	8,186	7,808
Accrued compensation	55,194	39,834
Accrued restructuring	3,350	5,483
Accrued pension and postretirement benefits	2,208	1,560
Other accrued liabilities	90,315	86,873
Total current liabilities	367,510	354,786

Long-term debt	730,623	933,561
Long-term lease liabilities	22,937	26,967
Deferred tax liabilities	146,957	160,294
Non-current accrued pension and postretirement benefits	29,457	28,765
Other non-current liabilities	31,805	38,664
Total liabilities	1,329,289	1,543,037

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2023 – 17,991,988 shares; 2022 – 17,950,264 shares	17,992	17,950
Capital in excess of par value	940,101	928,288
Retained earnings	550,641	469,920
Accumulated other comprehensive loss	(124,415)	(138,240)
Total Quaker shareholders’ equity	1,384,319	1,277,918
Noncontrolling interest	603	667
Total equity	1,384,922	1,278,585
Total liabilities and equity	$2,714,211	$2,821,622

QUAKER CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities
Net income (loss)	$112,872	$(15,842)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of debt issuance costs	1,413	2,942
Depreciation and amortization	81,987	80,467
Equity in undistributed earnings of associated companies, net of dividends	(11,149)	1,005
Deferred income taxes	(11,442)	(10,552)
Uncertain tax positions (non-deferred portion)	(644)	(6,398)
Deferred compensation and other, net	5,711	2,613
Share-based compensation	14,605	11,666
Loss on extinguishment of debt	—	5,246
Gain on disposal of property, plant, equipment and other assets	(1,307)	(168)
Impairment charges	—	93,000
Combination and other acquisition-related expenses, net of payments	—	(4,460)
Restructuring and related charges	7,588	3,163
Pension and other postretirement benefits	(2,079)	(7,964)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	32,169	(59,112)
Inventories	49,751	(29,858)
Prepaid expenses and other current assets	(21)	3,705
Change in restructuring liabilities	(9,786)	(1,532)
Accounts payable and accrued liabilities	5,937	(23,439)
Estimated taxes on income	3,415	(2,688)
Net cash provided by operating activities	279,020	41,794

Cash flows from investing activities
Investments in property, plant and equipment	(38,800)	(28,539)
Payments related to acquisitions, net of cash acquired	—	(13,115)
Proceeds from disposition of assets	11,179	1,463
Net cash used in investing activities	(27,621)	(40,191)

Cash flows from financing activities
Payments of long-term debt	(38,932)	(673,203)
Proceeds from long-term debt	—	750,000
Repayments on revolving credit facilities, net	(164,769)	(16,281)
Repayments on other debt, net	(506)	(1,629)
Financing-related debt issuance costs	—	(3,734)
Dividends paid	(31,650)	(30,103)
Stock options exercised, other	(2,749)	(378)
Net cash (used in) provided by financing activities	(238,606)	24,672
Effect of foreign exchange rate changes on cash	771	(10,488)
Net increase in cash, cash equivalents and restricted cash	13,564	15,787
Cash, cash equivalents and restricted cash at the beginning of the period	180,963	165,176
Cash, cash equivalents and restricted cash at the end of the period	$194,527	$180,963